EXHIBIT 99.1

LITHIA MOTORS SELLS THREE MORE STORES

COMPANY’S RIGHT-SIZING PLAN PROGRESSING AHEAD OF SCHEDULE

MEDFORD, OREGON, November 5th, 2008 (For immediate release) – Lithia Motors, Inc. (NYSE: LAD) has completed the sale of both its Lithia Ford of Omaha and Lithia Mercedes of Omaha to Omaha’s Performance Automotive Group in Nebraska.

Lithia Chrysler Jeep Dodge of Butte, Montana also sold this week to Tom Snellman of Billings Nissan.

With the sale of the three stores, the total number of successful divestitures for Lithia is fourteen since initiating a restructuring plan in June of this year. On the Company’s earnings conference call October 28th, management outlined more detail on the right-sizing actions the company is taking. In total, Lithia has selected twenty-nine stores for divestiture, with approximately only half remaining to be sold. The Company expects to achieve greater diversification of brands, a reinforced cash position, and improved performance through disposition of the selected stores.

“Our company continues to get stronger every day as we move forward in our right-sizing efforts. We are still seeing healthy demand for our stores from private dealers,” said Sid DeBoer, Chairman and CEO of Lithia Motors.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 98 stores, which are located in 42 markets within 13 states. Internet sales are centralized at www.Lithia.com . Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.2 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors, including market demand for dealership sales.